Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Reports Third Quarter 2023 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. ET

ENGLEWOOD, Colo. – November 13, 2023 - Gevo, Inc. (NASDAQ: GEVO) (“Gevo”, the “Company”, “we”, “us” or “our”) today announced financial results for the third quarter of 2023 and recent corporate highlights.

Recent Corporate Highlights

•	Renewable Natural Gas (“RNG”): The previously announced capacity expansion from 355,000 MMBtu to 400,000 MMBtu was completed during the third quarter of 2023.
•

Verity: This quarter, we entered into agreements with an ethanol producer customer in the US Southwest. This brings our growing total ethanol producer customer base to three customers, and total planned volume of ethanol tracked by Verity to over 300M gallons per year, or approximately 2% of the US ethanol market, since March 2023. Our agreements with customers will allow them to use Verity to track their ongoing ethanol production and implement Verity to incorporate measurement, reporting, and verification (“MRV”) of carbon intensity (“CI”) through the entire agriculture and biofuels value chain, inclusive of climate-smart agriculture practices, in order to assist with unlocking carbon value for voluntary carbon markets and federal tax credit opportunities. Our Verity Tracking platform went live this quarter with farmers in South Dakota and Minnesota that participated in our 2022 grower program.

•

USDA Grant: In September 2023, we finalized and executed the previously announced U.S. Department of Agriculture (“USDA”) grant of up to $30 million for Gevo’s Climate-Smart Farm-to-Flight Program. This program is aimed at tracking and quantifying the CI impact of climate-smart farming practices while creating market incentives for low CI corn to help accelerate production of sustainable aviation fuel (“SAF”) and low-CI ethanol. Gevo’s project was one of the 70 projects selected by the USDA under the first pool of the Partnerships for Climate-Smart Commodities funding opportunity.

•

Angelo Amorelli, PhD, was appointed to the Board of Directors. Dr. Amorelli retired recently from bp, where he held leadership, development, and innovation roles for 35 years. Dr. Amorelli held a variety of roles at bp focused on the development of clean fuels. He was considered one of the company’s leading technical experts in clean-energy technologies, including wind, biofuels, low-carbon power, and hydrogen applications. He is a Cambridge University graduate in Natural Sciences and holds a PhD in Chemistry from the University of Wales – Cardiff. Dr. Amorelli is a Fellow of the Royal Society of Chemistry.

•

Andy Shafer has joined Gevo as its Chief Marketing, Customer, and Brand Officer. Mr. Shafer has a proven track record of developing markets for renewable products, including selling them into the unregulated voluntary and the regulated compliance markets. Mr. Shafer has extensive experience in capturing value from new product attributes brought into the market. During his tenure at Dow Chemical, he led the integration of regional strategies and wrote global business plans. As a commercial director, Mr. Shafer brought his entrepreneurial business building skills into the embryonic Industrial Bio-Products group at Cargill-Dow Polymers, now known as NatureWorks, LLC, a global leader in the bio-products marketplace. Mr. Shafer then went on to co-found Elevance Renewable Sciences, Inc., which creates novel, high-performing specialty chemicals from renewable feedstocks using a proprietary Nobel Prize-winning olefin metathesis technology.

2023 Third Quarter Financial Highlights

•	Ended the quarter with cash, cash equivalents, restricted cash, and marketable securities of $401.3 million.
•

During Q3 2023, we sold 81,271 MMBtu of RNG from our RNG project. Revenue of $4.5 million for the quarter includes RNG sales of $0.2 million and $4.3 million of net proceeds from sales of environmental attributes.

•	Combined revenue and interest income increased to $9.8 million for the quarter.
•	Loss from operations of $20.7 million for the quarter.
•	Non-GAAP cash EBITDA loss[1] of $11.6 million for the quarter.
•	Gevo NW Iowa RNG generated positive, stand-alone non-GAAP cash EBITDA[1] of $1.7 million for the quarter.
•	Net loss per share of $0.07 for the quarter.

1Cash EBITDA is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of cash EBITDA to GAAP loss from operations is provided in the financial statement tables following this release.

Management Comment

Commenting on the third quarter of 2023 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “We completed FEED earlier this year for our Net-Zero 1 plant (“NZ1”), came to general engineering, procurement and construction terms with McDermott, are deep into detailed engineering, and are three months into the full formal due diligence and term sheet negotiation process for a U.S. Department of Energy loan guarantee for the NZ1 project. We said in August that it could take up to 12 months to complete the process, and based on the positive progress we have made this quarter, we believe we are on track.

In addition to progress on NZ1, we are pleased that we completed the planned capacity expansion of our Iowa dairy manure RNG project this quarter, expanding from 355,000 MMBtu to 400,000 MMBtu. The combined three dairy farms, connected by pipeline to our gas upgrading and injection site, capture the methane emissions from cow manure and convert them into a drop-in replacement for fossil natural gas. In addition to being a valuable asset by itself, we believe this gives us strategic optionality to use some of that biogas to support our Net-Zero hydrocarbon production plants. We are on track to meet our annual production goal of more than 310,000 MMBtu, and prove capacity of the system of 400,000 MMBtu per year by year end.

In Q2 we achieved a significant milestone in our Verity Carbon Solutions business by launching a carbon tracking application for farmers. This application provides farmers with a digital interface for a personal computer or other device to visualize data related to the production of corn and determine a CI score field by field. This enables the farmers to make better decisions as to how to improve production and carbon footprint, which go hand in hand, particularly when it comes to soil health and sustainability. We also achieved a milestone in tracking CI scores in an operating ethanol plant. We are able to capture the data from ethanol plants and use that data to calculate CI for the plant on a real time basis. We believe that tracking field level data for feedstock production and the plant operating data will enable a robust system of measuring, reporting, and verifying the CI of low-carbon fuel and food products that we produce. We expect that we will be able to offer some guidance for Verity’s growth profile sometime late this year.

Our ethanol-to-olefins (“ETO”) technology development, believed to be a breakthrough for the process to convert ethanol into olefins that can be used to make chemicals, plastics and fuels, is going well. It was gratifying to receive the first licensing payment for our ETO technology from LG Chem, a very credible partner, in Q2. We have continued to file additional patents on our Net-Zero plant designs, and processes. We are a company with deep intellectual property, which we look forward to commercializing with partners like LG Chem.”

Dr. Gruber concluded, “Even though it feels slow while we are waiting for the Inflation Reduction Act (“IRA”) rules to emerge, I am pleased with our continued progress, and that we are meeting our previously stated milestones. Our evolution to a model focused on developing and licensing in addition to investing is giving us a more optimized pathway to profitability as it reduces our need for our capital and enables accelerated growth without hindering our ability to invest directly in projects of our choosing. I believe we are at the convergence point of our technology portfolio and strong market tailwinds, giving our shareholders a unique seat at the table to leverage high-growth markets like SAF, RNG, and CI tracking.”

Third Quarter 2023 Financial Results

Operating revenue. During the three months ended September 30, 2023, operating revenue increased $4.2 million compared to the three months ended September 30, 2022, primarily due sales of RNG and environmental attributes from our RNG project. Sales under our RNG project commenced in the third quarter of 2022, and only included RNG sales during the ramp up period. During the three months ended September 30, 2023, we sold 81,271 MMBtu of RNG from our RNG project, resulting in revenue realized of $4.5 million.

Cost of production. Cost of production increased $1.9 million during the three months ended September 30, 2023, compared to the three months ended September 30, 2022, mainly due to the production and sales from our RNG project, which significantly increased in 2023, after the ramp-up phase.

Depreciation and amortization. Depreciation and amortization increased $3.3 million during the three months ended September 30, 2023, compared to the three months ended September 30, 2022, primarily due to additional depreciation for RNG assets placed into service in 2022 and accelerated depreciation on Agri-Energy segment assets due to shorter lives stemming from the impairment assessment during the third quarter of 2022.

Research and development expense. Research and development expense remained flat during the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The expenses primarily consist of patent and personnel related costs, as well as lab work and supplies related to our ETO and other technologies.

General and administrative expense. General and administrative expense decreased $0.6 million during the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The expenses primarily consist of professional consulting fees and personnel costs related to the hiring of highly qualified and skilled professionals.

Project development costs. Project development costs are related to our future Net-Zero Projects and Verity which consist primarily of employee expenses, preliminary engineering and technical consulting costs. Project development costs increased $2.6 million during the three months ended September 30, 2023, compared to the three months ended September 30, 2022, primarily due to increases in consulting fees and personnel costs.

Facility idling costs. Facility idling costs of $0.9 million for the three months ended September 30, 2023, are due to the care and maintenance of our Luverne Facility. While idling, the Luverne Facility is being used as a development scale plant to advance our technology and operational knowledge to help us in achieving operational success as we scale up the production and delivery of hydrocarbons and chemical products for our customers and partners.

Impairment loss. No impairment loss was recorded during the three months ended September 30, 2023. During the three months ended September 30, 2022, the Company recorded a $24.7 million impairment loss on long-lived assets, which reduced the carrying value of certain property, plant, and equipment, and a leased ROU asset, at the Agri-Energy segment to its fair value. The impairments recorded relate to the determination to suspend production at the Luverne Facility and shift the plant into an idled, care and maintenance status during the third quarter of 2022.

Loss from operations. Our loss from operations decreased by $23.2 million during the three months ended September 30, 2023, compared to the three months ended September 30, 2022, primarily due to the impairment loss recorded during 2022, as well as increased activities for our Net-Zero Projects and Verity, partially offset by increased operating revenue. See explanations for each line item above.

Interest expense. Interest expense increased $0.1 million during the three months ended September 30, 2023, compared to the three months ended September 30, 2022, primarily due to the interest on the 2021 Bonds, which was capitalized into construction in process during the construction phase of our RNG project in the prior periods.

Interest and investment income. Interest and investment income increased $4.4 million during the three months ended September 30, 2023, compared to the three months ended September 30, 2022, primarily due to an increase in interest earned on our cash equivalent investments as a result of higher interest rates.

Other income. Other income increased $0.6 million for the three months ended September 30, 2023, compared to the three months ended September 30, 2022, primarily due to the receipt of $0.4 million from the US Department of Agriculture's Biofuel Producer Program in 2023.

During the nine months ended September 30, 2023, net cash used for operating activities was $21.1 million compared to $32.8 million for the nine months ended September 30, 2022. Non-cash charges primarily consisted of depreciation and amortization of $14.3 million, stock-based compensation expense of $12.8 million, and other non-cash expense of $0.7 million, partially offset by non-cash amortization of discounts on marketable securities of $0.1 million. The net cash outflow from changes in operating assets and liabilities decreased $3.6 million, primarily due to decreased cash outflows of $0.2 million related to accounts payable, $4.3 million of prepaid expenses and other current assets, deposits and other assets, and $1.5 million of decreased costs associated with the sale of environmental attribute inventory These were partially offset by $2.4 million related to increases in accounts receivable.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, and Dr. Eric Frey, Vice President of Finance. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink: https://register.vevent.com/register/BI33783e68bd1e4ddb804e847d6b13a365. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/vynmpa9y.

A webcast replay will be available two hours after the conference call ends on November 13, 2023. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that it possesses the technology and know-how to convert various carbohydrate feedstocks through a fermentation process into alcohols and then transform the alcohols into renewable fuels and materials, through a combination of its own technology, know-how, engineering, and licensing of technology and engineering from Axens North America, Inc., which yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, the timing of our NZ1 project, the agreement with LG Chem, the selection of an EPC contractor, timing regarding an EPC contract and its terms, the DOE process and timing, the success of Verity and Verity Tracking, our financial condition, our results of operation and liquidity, our business plans, our business development activities, our Net-Zero Projects, financial projections related to our business, our RNG project, our fuel sales agreements, our plans to develop our business, our ability to successfully develop, construct and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2022 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA. Non-GAAP cash EBITDA excludes depreciation and amortization and non-cash stock-based compensation from GAAP loss from operations. Management believes this measure is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Gevo, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$323,510	$237,125
Marketable securities	—	167,408
Restricted cash	77,759	1,032
Trade accounts receivable, net	2,242	476
Inventories	3,688	6,347
Prepaid expenses and other current assets	4,032	3,034
Total current assets	411,231	415,422
Property, plant and equipment, net	238,117	185,174
Restricted cash	—	77,219
Operating right-of-use assets	1,386	1,331
Finance right-of-use assets	212	219
Intangible assets, net	6,816	7,691
Deposits and other assets	11,759	13,692
Total assets	$669,521	$700,748
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$27,895	$24,760
Operating lease liabilities	521	438
Finance lease liabilities	28	79
Loans payable	137	159
2021 Bonds payable, net	67,780	—
Total current liabilities	96,361	25,436
2021 Bonds payable, net	—	67,223
Loans payable	54	159
Operating lease liabilities	1,376	1,450
Finance lease liabilities	199	183
Other liabilities	—	820
Total liabilities	97,990	95,271
Stockholders' Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 240,252,707 and 237,166,625 shares issued and outstanding at September 30, 2023, and December 31, 2022, respectively.	2,403	2,372
Additional paid-in capital	1,272,248	1,259,527
Accumulated other comprehensive loss	—	(1,040)
Accumulated deficit	(703,120)	(655,382)
Total stockholders' equity	571,531	605,477
Total liabilities and stockholders' equity	$669,521	$700,748

Gevo, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Total operating revenues	$4,528	$309	$12,826	$630
Operating expenses:
Cost of production	2,480	575	8,836	5,499
Depreciation and amortization	4,994	1,657	14,323	4,573
Research and development expense	1,558	1,562	4,716	4,720
General and administrative expense	10,522	11,144	31,891	29,205
Project development costs	4,789	2,218	10,635	5,550
Facility idling costs	911	2,330	2,923	2,330
Impairment loss	—	24,749	—	24,749
Total operating expenses	25,254	44,235	73,324	76,626
Loss from operations	(20,726)	(43,926)	(60,498)	(75,996)
Other income (expense)
Interest expense	(540)	(455)	(1,615)	(459)
Interest and investment income	5,261	896	14,083	1,226
Other income (expense), net	305	(301)	292	2,609
Total other income, net	5,026	140	12,760	3,376
Net loss	$(15,700)	$(43,786)	$(47,738)	$(72,620)
Net loss per share - basic and diluted	$(0.07)	$(0.19)	$(0.20)	$(0.34)
Weighted-average number of common shares outstanding - basic and diluted	239,537,811	236,649,805	238,100,986	216,255,710

Gevo, Inc.

Consolidated Statements of Comprehensive Loss

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(15,700)	$(43,786)	$(47,738)	$(72,620)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities	—	88	1,040	(1,554)
Comprehensive loss	$(15,700)	$(43,698)	$(46,698)	$(74,174)

Gevo, Inc.

Consolidated Statements of Stockholders’ Equity

(Unaudited, in thousands, except share amounts)

	For the Three Months Ended September 30, 2023 and 2022
	Common Stock			Accumulated Other	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Comprehensive Loss	Deficit	Equity
Balance, June 30, 2023	237,647,431	$2,377	$1,268,142	$—	$(687,420)	$583,099
Non-cash stock-based compensation	—	—	4,132	—	—	4,132
Stock-based awards and related share issuances, net	2,605,276	26	(26)	—	—	—
Net loss	—	—	—	—	(15,700)	(15,700)
Balance, September 30, 2023	240,252,707	$2,403	$1,272,248	$—	$(703,120)	$571,531

Balance, June 30, 2022	235,165,951	$2,353	$1,249,880	$(2,256)	$(586,209)	$663,768
Non-cash stock-based compensation	—	—	4,361	—	—	4,361
Stock-based awards and related share issuances, net	2,055,781	19	492	—	—	511
Other comprehensive income	—	—	—	88	—	88
Net loss	—	—	—	—	(43,786)	(43,786)
Balance, September 30, 2022	237,221,732	$2,372	$1,254,733	$(2,168)	$(629,995)	$624,942

	For the Nine Months Ended September 30, 2023 and 2022
	Common Stock			Accumulated Other	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Comprehensive Loss	Deficit	Equity
Balance, December 31, 2022	237,166,625	$2,372	$1,259,527	$(1,040)	$(655,382)	$605,477
Non-cash stock-based compensation	—	—	12,752	—	—	12,752
Stock-based awards and related share issuances, net	3,086,082	31	(31)	—	—	—
Other comprehensive income	—	—	—	1,040	—	1,040
Net loss	—	—	—	—	(47,738)	(47,738)
Balance, September 30, 2023	240,252,707	$2,403	$1,272,248	$—	$(703,120)	$571,531

Balance, December 31, 2021	201,988,662	$2,020	$1,103,224	$(614)	$(557,375)	$547,255
Issuance of common stock and common stock warrants, net of issuance costs	33,333,336	333	138,675	—	—	139,008
Issuance of common stock upon exercise of warrants	4,677	—	3	—	—	3
Non-cash stock-based compensation	—	—	12,625	—	—	12,625
Stock-based awards and related share issuances, net	1,895,057	19	206	—	—	225
Other comprehensive loss	—	—	—	(1,554)	—	(1,554)
Net loss	—	—	—	—	(72,620)	(72,620)
Balance, September 30, 2022	237,221,732	$2,372	$1,254,733	$(2,168)	$(629,995)	$624,942

Gevo, Inc.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2023	2022
Operating Activities
Net loss	$(47,738)	$(72,620)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment loss	—	24,749
Stock-based compensation	12,752	12,624
Depreciation and amortization	14,323	4,452
Amortization of marketable securities (discount) premium	(102)	2,755
Other noncash expense (income)	655	(153)
Changes in operating assets and liabilities:
Accounts receivable	(1,766)	626
Inventories	1,137	(338)
Prepaid expenses and other current assets, deposits and other assets	(816)	(5,078)
Accounts payable, accrued expenses and non-current liabilities	427	207
Net cash used in operating activities	(21,128)	(32,776)
Investing Activities
Acquisitions of property, plant and equipment	(61,413)	(76,837)
Acquisition of patent portfolio	—	(10)
Proceeds from maturity of marketable securities	168,550	243,817
Purchase of marketable securities	—	(130,402)
Proceeds from sale of property, plant and equipment	34	-
Net cash provided by investing activities	107,171	36,568
Financing Activities
Debt and equity offering costs	—	(10,993)
Proceeds from issuance of common stock and common stock warrants	—	150,000
Proceeds from exercise of warrants	—	3
Net settlement of common stock under stock plans	—	(285)
Payment of loans payable	(128)	(112)
Payment of finance lease liabilities	(22)	(8)
Net cash (used in) provided by financing activities	(150)	138,605
Net increase in cash and cash equivalents	85,893	142,397
Cash, cash equivalents and restricted cash at beginning of period	315,376	136,033
Cash, cash equivalents and restricted cash at end of period	$401,269	$278,430

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Non-GAAP Cash EBITDA (Consolidated):
Loss from operations	$(20,726)	$(43,926)	$(60,498)	$(75,996)
Depreciation and amortization	4,994	1,657	14,323	4,573
Stock-based compensation	4,132	4,220	12,752	12,165
Non-GAAP cash EBITDA (loss) (Consolidated)	$(11,600)	$(38,049)	$(33,423)	$(59,258)

	Three Months Ended		Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2023	December 31, 2022
Non-GAAP Cash EBITDA (Gevo NW Iowa RNG):
Loss from operations	$(230)	$(3,481)	$(3,711)	$(4,088)
Depreciation and amortization	1,914	3,185	5,099	313
Stock-based compensation	18	42	59	7
Non-GAAP cash EBITDA (loss) (Gevo NW Iowa RNG)	$1,702	$(254)	$1,447	$(3,768)

Investor Relations Contact

+1 303-883-1114

IR@gevo.com